SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[] Preliminary information statement   [ ] Confidential, for use of the
                                           Commission only (as permitted
[x] Definitive information statement       by Rule 14c-6(d)(2))

                     AMERICAN GAMING & ENTERTAINMENT, LTD.
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                (Name of Registrant as Specified in Its Charter)

        Payment of Filing Fee (Check the appropriate box):

        [X] No fee required.

        [ ] Fee computed on table below per Exchange Act Rules 14c-6(g) and
            0-11.

        (1) Title of each class of securities to which transaction applies:

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        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4) Proposed maximum aggregate value of transaction:

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        (5) Total fee paid:

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        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

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        (2) Form, Schedule or Registration Statement No.:

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        (3) Filing Party:

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        (4) Date Filed:

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

                      AMERICAN GAMING & ENTERTAINMENT, LTD.
                 Bank One Tower, 111 Monument Circle, Suite 4600,
                           Indianapolis, Indiana 46204

                                                              September 22, 2000

Dear Stockholder:

Enclosed is an Information Statement regarding:

1) The election of Frank Fisbeck and Douglas E. May as directors of the Company (the "Elections"), which persons, together with Mr. David McLane, a current director of the Company, will constitute a majority of the directors of the Company.

2) A proposed 1 for 6 reverse stock split (the "Reverse Stock Split"). As a result of the Reverse Stock Split, each share of the Company's current common stock, $0.01 par value would be reclassified into 0.1667 of a share of new common stock, $0.01 par value; and

3) The proposed amendment and restatement of the Company's Certificate of Incorporation to reflect the Reverse Stock Split and to provide for (a) changing the name of the Company to "WOW Entertainment, Inc.", (b) decreasing the number of authorized shares of capital stock to one hundred fifty one million (151,000,000), consisting of one hundred fifty million (150,000,000) shares of common stock and one million (1,000,000) shares of preferred stock, (c) eliminating current Article TENTH, which refers to gaming license issues, and (d) eliminating the Certificates of Designation of Series A Preferred Stock, Series C Cumulative Preferred Stock, Series D Cumulative Preferred Stock and Series E Preferred Stock (collectively with the Reverse Stock Split, the "Proposals").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company expects the Elections will become effective no more than ten (10) days after the mailing of the enclosed Information Statement to each stockholder who would be entitled to vote at a meeting for election of directors, which effective date is anticipated to be on or about October 2, 2000.

Under Section 228 of the General Corporation Law of the State of Delaware, action by stockholders to approve the Proposals may be taken without a meeting by written consent of the holders of the requisite percentage of the shares of capital stock of the Company entitled to vote thereon. Messrs. David B. McLane, John F. Fisbeck and Carter M. Fortune (collectively, the "Control Group") have each executed a written consent approving the Proposals as of September 1, 2000 (the "Consent Date"). The Control Group owns 344,161,540 shares of Common Stock (with one vote per share) representing approximately 91.78% of the total voting power of the Company as of the Consent Date.

The Company expects the Proposals will become effective twenty (20) days after the mailing of the enclosed Information Statement and upon the filing of a Restated Certificate of Incorporation with the State of Delaware, each of which is anticipated to be on or about October 13, 2000.

The Elections and the Proposals are more fully described in the accompanying Information Statement and in the exhibits thereto, all of which you are urged to read carefully.

Sincerely,


David B. McLane
President

                              INFORMATION STATEMENT

                      AMERICAN GAMING & ENTERTAINMENT, LTD.
                  Bank One Tower, 111 Monument Circle, Suite 4600,
                           Indianapolis, Indiana 46204





Introduction

This Information Statement is being furnished by American Gaming & Entertainment, Ltd., a Delaware corporation (the "Company"), to its stockholders in connection with:

1) The election of Frank Fisbeck and Douglas E. May as directors of the Company (the "Elections"), which persons, together with Mr. David McLane, a current director of the Company, will constitute a majority of the directors of the Company.

2) A proposed 1 for 6 reverse stock split (the "Reverse Stock Split"). As a result of the Reverse Stock Split, each share of the Company's current common stock, $0.01 par value (the "Prior Common Stock") would be reclassified into 0.1667 of a share of new common stock, $0.01 par value ("Common Stock"); and

3) The proposed amendment and restatement of the Company's Certificate of Incorporation to reflect the Reverse Stock Split and to provide for (a) changing the name of the Company to "WOW Entertainment, Inc.", (b) decreasing the number of authorized shares of capital stock to one hundred fifty one million (151,000,000), consisting of one hundred fifty million (150,000,000) shares of common stock and one million (1,000,000) shares of preferred stock, (c) eliminating current Article TENTH, which refers to gaming license issues, and (d) eliminating the Certificates of Designation of Series A Preferred Stock, Series C Cumulative Preferred Stock, Series D Cumulative Preferred Stock and Series E Preferred Stock (collectively, the "Certificate Amendments", collectively with the Reverse Stock Split, the "Proposals").


This Information Statement is first being sent or given to the Company's stockholders on or about September 22, 2000.

History and Expected Effective Date of Elections

On September 1, 2000, Messrs. David B. McLane, John F. Fisbeck and Carter M. Fortune (collectively, the "Control Group") and their assigns collectively purchased 367,911,380 shares of Prior Common Stock pursuant to two Stock Purchase Agreements dated July 28, 2000. One agreement was with Richard C. Breeden, who is the Bankruptcy Trustee for the

Bennett Funding Group, Inc. et al. (the "Estate") in a bankruptcy proceeding pending in the United States Bankruptcy Court for the Northern District of New York. This agreement provided for the purchase of 362,088,361 shares (the "Estate Stock") of Common Stock from the Estate for $98,200 in cash. The Estate Stock included 360,588,361 shares of Prior Common Stock which were converted from the Company's Series C Cumulative Preferred Stock, Series D Cumulative Preferred Stock and Series E Preferred Stock owned by the Estate pursuant to a notice of conversion delivered to the Company dated as of July 21, 2000. The other agreement was with Shamrock Holdings Group, Inc. ("Shamrock") and provided for the purchase of 5,823,019 shares of Prior Common Stock (of which 1,399,565 shares were converted from the Company's Series A Preferred Stock owned by Shamrock pursuant to a notice of conversion delivered to the Company dated as of July 21, 2000) for $1,800 in cash.

Of the 367,911,300 shares purchased, 344,161,540 shares were purchased by the Control Group. The right to purchase the remainder of the shares was assigned to family members of the Control Group and employees and consultants of WOW Entertainment, Inc., a company owned by the Control Group (which company will become a wholly-owned subsidiary of the Company. The source of funds for all purchases was from personal funds. Collectively, the stock purchased from the Estate and Shamrock represent 98.1% of the outstanding Prior Common Stock of the Company.

The Control Group also agreed to cause AGEL to pay J. Douglas Wellington, who served as the Company's President and CEO until immediately following closing, from post-closing funds to be contributed to AGEL by the Control Group, a severance payment in the amount of $62,500 (which represents one-half of the severance payment to be received under his current employment agreement) and a car and rent allowance in the amount of a one time payment of $1,500. Immediately following closing of the stock purchase, Mr. Wellington resigned as the CEO and President of the Company and Mr. McLane was elected as president. In addition, Douglas E. May was elected as the Chief Financial Officer.

The Company's Board of Directors was expanded to three members and the Board of Directors appointed Mr. McLane to fill one of the vacancies. The Board of Directors also elected Frank Fisbeck and Douglas E. May as Directors whose election will become effective no more than ten days following the mailing of this Information Statement to the Company's shareholders. Mr. Wellington is anticipated to resign from the Board shortly after the effective date of the Elections.

Shortly after the closing of the stock purchase, a company owned by the Control Group, Women of Wrestling, Inc. (f/k/a WOW Entertainment, Inc.) ("WOW") became a wholly owned subsidiary of the Company. The Control Group did not receive any additional shares of the Company in connection with such transaction. Based in Indianapolis, Indiana, WOW develops and produces sports entertainment programming. WOW's first run syndicated television series, WOW-Women of Wrestling, is scheduled to premiere in the fall of 2000.

The Elections will become effective no more than ten (10) days after the mailing this Information Statement to each stockholder who would be entitled to vote at a meeting for election of directors, which effective date is anticipated to be on or about October 2, 2000. The Company's only class of voting securities is its Common Stock. As of the date of this Information Statement, there were 374,549,676 shares of Common Stock. Each share of Common Stock would be entitled to one vote at a meeting for election of directors. No vote of any holders of the Common Stock is required in connection with the Elections.

History and Expected Effective Date of Proposals

On September 1, 2000, the Board of Directors of the Company unanimously adopted resolutions declaring the advisability of the Proposals and directing that written consents approving the Proposals be obtained from the Control Group, as the largest stockholders of the Company, and that this Information Statement be mailed thereafter to the other stockholders of the Company. Each of the members of the Control Group executed a written consent approving the Proposals on September 1, 2000 (the "Consent Date").

Under Delaware law, stockholders of the Company are not entitled to dissenter's rights of appraisal in connection with the Proposals. The Company expects the Proposals will become effective twenty (20) days after the mailing of this Information Statement and upon the filing of a Restated Certificate of Incorporation with the State of Delaware, each of which is anticipated to be on or about October 13, 2000.

Approval of the Proposals by the Company's largest stockholders

The Company's only class of voting securities is its Common Stock. As of the Consent Date, there were 374,549,676 shares of Common Stock outstanding and entitled to vote with respect to the Proposals. Each share of Common Stock is entitled to one vote with respect to the Proposals. Approval of the Proposals requires 187,274,839 votes. As discussed below, no vote of any holders of the Common Stock, other than the Control Group, is required in connection with the Proposals.

Under Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), any action required by law or permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of such action by written consent must be given to those stockholders who have not consented in writing.

Pursuant to Section 271 of the DGCL, the Proposals must be approved by a majority of the outstanding stock entitled to vote thereon, that is, a majority of the total voting power of the Company's outstanding voting securities.

The members of the Control Group, the record owners as of the Consent Date of an aggregate of 344,161,540 shares of Common Stock, representing 344,161,540 votes or approximately 91.8% of the total voting power of the Company's voting securities, each executed a written consent, dated as of the Consent Date, approving the Proposals. Therefore, no vote or further action of the Company's stockholders is required in order to approve the Proposals.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company is required, in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to mail this Information Statement to stockholders of the Company no later than 20 days prior to the date the Proposals will become effective. The Company anticipates that the Proposals will become effective twenty (20) days after the mailing of this Information Statement and upon the filing of a Restated Certificate of Incorporation with the State of Delaware, each of which is anticipated to be on or about October 13, 2000. This Information Statement shall also constitute notice of the approval of the Proposals by less than unanimous written consent to the stockholders who have not so consented thereto as required by Section 228 of the DGCL.

The Company

The Company, with principal executive offices now located at Bank One Tower, 111 Monument Circle, Suite 4600, Indianapolis, Indiana 46204, and a telephone number of (317) 974-1969, owned equity interests in various properties that, at the respective times of purchase, the Company anticipated could be utilized in casino gaming projects. The Company is no longer actively seeking to develop gaming projects and is currently developing other entertainment projects, including its first run syndicated television series, WOW-Women of Wrestling.

Summary Description of the Proposals.

o Each issued and outstanding share of Prior Common Stock be reclassified into 0.1667 of a share of Common Stock.
o In lieu of issuing any fractional shares of Common Stock resulting from the Reverse Stock Split, the Company shall pay an average market price for such fractional shares.
o    The name of the Company will be changed to "WOW Entertainment, Inc."
o The number of shares of capital stock will be decreased to one hundred fifty one million (151,000,000), consisting of one hundred fifty million (150,000,000) shares of common stock and one million (1,000,000) shares of preferred stock.
o Current Article TENTH of the Company's Certificate of Incorporation, which refers to gaming license issues, will be eliminated.
o The Certificates of Designation of Series A Preferred Stock, Series C Cumulative Preferred Stock, Series D Cumulative Preferred Stock and Series E Preferred Stock will be eliminated from the Company's Certificate of Incorporation.
o A copy of the proposed Restated Certificate of Incorporation for the Company, reflecting the Proposals, is attached hereto as Exhibit A.

Reasons for the Proposals. The Board of Directors of the Company believes that the Proposals are in the best interests of the Company's stockholders for the reasons set forth below.

     The Reverse Stock Split. As of the Consent Date, there were 374,549,676 shares of Prior Common Stock outstanding. For several years, the per share market price of the Company's Prior Common Stock has been well below $1.00 per share. The Company's Common Stock currently trades on the OTC Bulletin Board. The primary purpose of the Reverse Stock Split would be, management hopes, to have the bid price of the Common Stock exceed $4.00 per share, the minimum bid price for initial inclusion on the NASDAQ Small Cap Market and thereby qualify the Common Stock for listing on that exchange. The Company's per share market price would need to remain at or above $1.00 for continued listing. (The initial listing requirements are more stringent than the continued listing requirements.) There can be no assurance, however, that the bid price of the Common Stock would exceed such amount. In addition to the minimum bid price, there are other requirements for listing on the NASDAQ Small Cap Market, many but not all of which the Company believes that it does meet. In particular, the Company must comply with certain corporate governance requirements, including the distribution of annual and interim reports, electing a minimum of two independent directors, establishing an audit committee, a majority of which are independent directors, holding an annual shareholder meeting and maintaining certain quorum requirements. The Company intends to adopt such changes in its corporate organization in order to comply with these corporate governance provisions.

     Additionally, the Reverse Stock Split would, management hopes, have a positive effect on the marketability of the Common Stock, since a number of factors tend to discourage the trading of low-priced stocks, and possibly encourage interest in the Common Stock and therefore promote greater liquidity for the Company's stockholders.

     Additionally, the Company believes that NASDAQ listing of the Common Stock on the Small Cap Market would have a number of beneficial effects for the Company's stockholders. The Company believes that listing will result in current market price information for the Common Stock being more readily available and news coverage of the Company being more widespread. The Company also believes that listing may have the effect of increasing investor interest in the Common Stock, which may have a beneficial effect on the trading market and prices for the Common Stock as well as the Company's ability to issue additional securities or to secure additional financing. Because of these anticipated positive effects on the trading market of the Common Stock and the gain of wider trading markets, the Company believes that volatility of the Common Stock may be decreased as a result of listing.

     There can be no assurances that above described benefits will be obtained for the Company's stockholders.

     In addition, stocks with low per share prices are subject to additional federal and state regulatory requirements. Because the market price of the Prior Common Stock is less than


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

     $5 per share, the Prior Common Stock cannot be used as collateral for margin loans. In addition, because the Prior Common Stock is priced at less than $5 per share, it may be deemed a "penny stock" under federal securities laws, and additional regulatory restrictions may therefore apply. Although the Reverse Stock Split is expected to raise the per share market price of the Common Stock, there is no assurance that the Company will meet all the requirements for exemption from the definition of a "penny stock" in the future.

     The Company intends to seek listing of the Common Stock on the NASDAQ system as soon as practicable upon the effective date the Reverse Split and once it has complied with other requirements for the NASDAQ Small Cap Market. However, there can be no assurance that the Company's application will be successful. In addition, once the Company meets the initial listing criteria for the NASDAQ Small Cap Market and its application is granted, there can be no assurance that the Company will continue to meet NASDAQ's continued listing criteria in the future (whether as a result of failure to meet the minimum bid price requirement or other requirements imposed by NASDAQ).

     For the foregoing reasons, the Board of Directors has determined that a recapitalization through the Reverse Stock Split would be in the best interests of the Company and its stockholders.

     The Certificate Amendments.

1) Changing the name of the Company to "WOW Entertainment, Inc." would better reflect the business of the Company,
2) As a result of the conversion of all previously issued preferred stock and the Reverse Stock Split, the Company no longer needs three billion one million (3,001,000,000) authorized shares. The Company therefore proposes decreasing the number of authorized shares of capital stock to one hundred fifty one million (151,000,000), consisting of one hundred fifty million (150,000,000) shares of common stock and one million (1,000,000) shares of preferred stock.
3) The current Article TENTH of the Certificate of Incorporation refers to gaming license issues. The Company is no longer actively seeking to develop gaming projects, and therefore this provision can be eliminated.
4) The Company proposes eliminating the Certificates of Designation of Series A Preferred Stock, Series C Cumulative Preferred Stock, Series D Cumulative Preferred Stock and Series E Preferred Stock. No shares of such preferred stock are currently outstanding and none will be issued.

Principal effects of the Proposals.

     General Effects. The principal effect of the Reverse Stock Split would be to decrease the number of outstanding shares of the Company's Common Stock. Specifically, the 374,549,679 shares of Prior Common Stock issued and outstanding on the Consent Date would, as a result of the Reverse Stock Split, be converted into approximately 62,424,947 shares of Common Stock (with the precise number depending upon the extent of fractional shares resulting from the Reverse Stock Split, which will be converted to cash based upon the average of the highest bid and lowest asked prices of Common Stock on the day before the effective date of the Reverse Stock Split).

     Effect on Securities. The Prior Common Stock is currently registered under section 12(g) of the Exchange Act, and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Proposals will not affect the registration of the Common Stock under the Exchange Act. As stated above, the Company hopes that, as a result of the Reverse Stock Split, the bid price of the Common Stock will exceed $4.00 per share, the minimum bid price for initial inclusion on the NASDAQ Small Cap Market and thereby qualify the Common Stock for listing on that exchange. There can be no assurance, however, that the minimum bid price will be achieved or maintained. The Company does not anticipate that the Certificate Amendments will affect the price of the Common Stock.

     Changes in Stockholders' Equity. The Proposals are expected to reduce the Company's stated capital, which consists of the par value per share of Common Stock multiplied by the number of such shares outstanding, from approximately $374,550,000 to approximately $62,425,000 because the par value will remain at $0.01 per share. The difference of approximately $312,125,000 is expected to increase additional paid-in capital.

     Disadvantages. The Company believes that, as a result of the Reverse Stock Split, certain stockholders may incur increased expenses in selling odd-lot shares of the Company's Common Stock.

     No Fractional Shares. No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split, no certificates for any fractional shares will be issued, and fractional share interests will not entitle the holder thereof to exercise any right of a stockholder with respect thereto. In lieu of such fractional shares, any holder of Prior Common Stock (after aggregating all fractional shares of Common Stock issuable to such holder) will, upon surrender of such holder's stock certificate(s) representing Prior Common Stock to American Stock Transfer & Trust Company (the "Exchange Agent"), be paid in cash an amount equal to the average of the daily closing bid price for the Prior Common Stock quoted on the OTC Bulletin Board for each of the 10 business days immediately preceding the effective date of the Reverse Stock Split on which such quotes are available, multiplied by the fraction represented by such fractional share of Common Stock (any fraction of a cent to be adjusted upward to the nearest whole cent).

     Procedures for Exchange of Certificates. As soon as practicable after the effective date of the Reverse Stock Split, the Exchange Agent will mail to the registered holders of Common Stock (i) a Letter of Transmittal, and
     (ii) instructions for the use of the Letter of Transmittal in effecting the surrender of the Prior Common Stock certificates for certificates representing shares of Common Stock. Upon surrender of a certificate to the Exchange Agent, together with a duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent or the Company, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of Common Stock that such holder has the right to receive.

     If any stock certificate has been lost, stolen or destroyed, the Company may require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent or the Company with respect to such certificate.

     STOCKHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Federal Income Tax Consequences. The following summary of the federal income tax consequences of the Reverse Stock Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment for any stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold Common Stock of the Company as a capital asset, may be subject to special rules not discussed below. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAXES AND OTHER LAWS.

     The receipt of whole shares of Common Stock (excluding fractional shares) in the Reverse Stock Split should be non-taxable for federal income tax purposes. Consequently, a stockholder receiving new shares of Common Stock will not recognize either gain or loss, or any other type of income, with respect to whole shares of Common Stock received as a result of the Reverse Stock Split. In addition, the tax basis of such stockholder's shares of Prior Common Stock will carry over as the tax basis of the stockholder's Common Stock. The holding period of the new shares of Common Stock should also include the stockholder's holding period of the Common Stock prior to the Reverse Stock Split, provided that such Prior Common Stock was held by the stockholder as a capital asset on the effective date of the Reverse Stock Split.

     Any stockholder who receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split will recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of Prior Common Stock allocable to such fractional share of Common Stock. If the shares of Common Stock were held as a capital asset on the effective date of the Reverse Stock Split, then the stockholder's gain or loss will be a capital gain or loss. Such capital gain or loss will be a long-term capital gain or loss if the stockholder's holding period for the shares of Common Stock is longer than twelve months and a short-term capital gain or loss if the stockholder's holding period is twelve months or less.

     Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or its stockholders would be subject to backup withholding or informational reporting with respect to cash distributed in lieu of fractional shares of Common Stock.

Regulatory requirements. Other than the filing and mailing of this Information Statement, there are no federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the Proposals.

Abandonment of Proposals by the Board. At any time prior to the effective date of the Proposals, the Board of Directors of the Company is authorized to abandon any of the Proposals without a further vote or consent of the stockholders of the Company if, for any reason, the Board of Directors deems it advisable to so abandon such Proposal.

Appraisal rights. Under Delaware law, the stockholders of the Company are not entitled to dissenters' rights of appraisal in connection with the Proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Consent Date with respect to the only persons or groups known to the Company who may be deemed to own beneficially more than 5% of the Company's voting securities (i.e. Common Stock or Series A Preferred Stock). Unless otherwise noted, each holder has sole voting and investment power with respect to the shares of the listed securities.

------------------------------------------------------------------------------------------------------
   Title of Class        Name and Address of         Amount and Nature of       Percent of Class
                          Beneficial Owner        Beneficial Ownership (1)(2)
Common Stock             David B. McLane              344,161,540(3)                    91.8%
                         Bank One Tower
                         111 Monument Circle
                         Suite 4600
                         Indianapolis, IN 46204

Common Stock             John F. Fisbeck              344,161,540 (3)                   91.8%
                         Bank One Tower
                         111 Monument Circle
                         Suite 4600
                         Indianapolis, IN 46204



                                       10

Common Stock             Carter M. Fortune            344,161,540 (3)                   91.8%
                         Bank One Tower
                         111 Monument Circle
                         Suite 4600
                         Indianapolis, IN 46204
------------------------------------------------------------------------------------------------------

(1) Based on information supplied by persons listed or as reported on the most recent Schedule 13D filed by any such persons. As used in this table, "beneficial ownership" of securities means the sole or shared power to vote, or to direct the voting of, such securities, or the sole or shared investment power with respect to such securities, including the power to dispose of, or to direct the disposition of, such securities. In addition, for purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person had the right to acquire within 60 days after the Consent Date.
(2)  Shares of Prior Common Stock.
(3) As the Control Group, Messrs. McLane, John F. Fisbeck and Fortune beneficially own 344,161,540343,561,540 shares of Common Stock. Individually, each person has sole dispositive and voting power over the following shares of Common Stock: McLane, 114,045,513, John F. Fisbeck, 114,058,013 and Fortune, 116,058,014. Members of the Control Group assigned the right to purchase certain additional shares of the Company pursuant to the Stock Purchase Agreements to family members of the Control Group and employees and consultants of Women of Wrestling, Inc. (f/k/a WOW Entertainment, Inc.), a company which was owned by the Control Group and is now a wholly-owned subsidiary of the Company; however, the members of the Control Group did not retain sole or shared voting or dispositive power over such shares.

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of the Company are as follows:

------------------------------------------------------------------------------------------------------
                                    DIRECTOR
NAME                        AGE        SINCE         POSITION
J. Douglas Wellington        47        1996       General Counsel, Secretary, Director

David B. McLane              40        2000       President, Director

Douglas E. May               33         N/A       Being elected as a Director; also serves
as CFO

Frank Fisbeck                70         N/A       Being elected as a Director
------------------------------------------------------------------------------------------------------

The Company's current director serves until the next annual meeting of stockholders and until his successor is duly elected and qualified. Mr. Wellington was elected to the Board of Directors on April 11, 1996. Mr. Wellington anticipates resigning as a director shortly after the effective date of the Elections.

J. Douglas Wellington was elected CEO of the Company in September 1996, after being elected President and Chief Operating Officer in August 1996. Mr. Wellington resigned his positions as President and CEO in August 2000. Mr. Wellington joined the Company in 1993. In April 1996, Mr. Wellington was elected to the Board of Directors. Mr. Wellington was elected Controller (which position he held until September
1996) and Principal Accounting Officer in May 1996 and was elected interim President and Chief Operating Officer in July 1996.

David B. McLane was appointed to the Board of Directors and became President of the Company as of September 1, 2000. Mr. McLane along with Messrs. John F. Fisbeck and Fortune formed Women of Wrestling, Inc. (f/k/a WOW Entertainment, Inc.) in May, 2000. WOW Entertainment, Inc. become a subsidiary of the Company as of September 1, 2000 and changed its name to Women of Wrestling, Inc. Mr. McLane has been involved in various facets of wrestling for more than 20 years. In the 1980s, Mr. McLane worked for Dick the Bruiser's Championship Wrestling, Inc., an Indianapolis-based wrestling promotion company. In 1985, Mr. McLane became the president and principal shareholder of David McLane Enterprises, Inc., a production and promotion company. Mr. McLane created, produced and promoted the nationally syndicated women's wrestling program, GLOW (Gorgeous Ladies of Wrestling) in the 1980s. Mr. McLane also develops and produces the Pro Beach Hockey television series which is in its third season on ESPN.

Douglas E. May is being elected to the Board of Directors which election will become effective no more than ten (10) days after the mailing of this Information Statement. He became the CFO of the Company in September, 2000. Mr. May, who is a certified public accountant and certified financial planner, was a financial consultant with Merrill Lynch from August, 1995 until August, 2000. Prior to joining Merrill Lynch, Mr. May was with Price Waterhouse, LLP from 1990 to 1995.

Frank Fisbeck is being elected to the Board of Directors which election will become effective no more than ten (10) days after the mailing of this Information Statement. Mr. Fisbeck is the father of John F. Fisbeck, a member of the Control Group. Mr. Fisbeck has been retired since 1988. Prior to his retirement, Mr. Fisbeck was president of Mineweld Company, a wholesale distributor of industrial gases and welding supplies with 17 offices in three states.

(b)      Significant Employees. None.

(c)      Family Relationships.  None.

(d)      Involvement in Certain Legal Proceedings.  None.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE REPORT

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file an initial report of ownership of such securities on Form 3 and changes in ownership of such securities on Form 4 or 5 with the Commission. Such officers, directors and 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file with the Commission.

Based solely on its review of the copies of such forms received by it, or written representations from certain such reporting persons that no Form 5's were required for such persons, the Company believes that, for the fiscal year ended December 31, 1999, its officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

INFORMATION CONCERNING BOARD MEETINGS AND COMMITTEES

The Board of Directors held ten meetings during fiscal 1999. Each incumbent director attended all of the meetings of the Board of Directors and all committees of the Board of Directors on which he served during fiscal 1999 during the period in which he was a director. The Company has no current standing audit, nominating or compensation committees.

EXECUTIVE COMPENSATION

The following tables set forth certain information respecting the compensation awarded to, earned by, or paid to the sole individual serving as the Company's CEO during 1999. No other individual had a total annual compensation exceeding $100,000 for the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------
                                                                                   Long Term
                                                                                 Compensation
                                               Annual Compensation                  Awards
                                                               Other Annual       Securities          All Other
    Name and Principal       Year    Salary ($)  Bonus ($)     Compensation       Underlying      Compensation ($)
         Position                                                  ($)            Options (#)
J. Douglas Wellington, CEO   1999     125,000        --             --            --             18,422 (1)
                             1998     125,000        --             --            --             23,432 (2)
                             1997     125,000      62,500           --            --             21,275 (3)
-------------------------------------------------------------------------------------------------------------------

(1) Consists of $12,022 for accrued vacation and sick time, $6,000 for car allowance and $400 for home office expenses.
(2) Consists of $17,432 for accrued vacation and sick time and $6,000 for car allowance.
(3) Consists of $15,148 for accrued vacation and sick time, $6,000 for car allowance and $127 for interest on a letter of credit (discussed below).

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

-------------------------------------------------------------------------------------------------------------------
                                                                                                 Value of
                                                                     Number of Unexercised      Unexercised
                                                                            Options             in-the-money
                                                                         At FY-End (#)      Options at FY-End ($)
                            Shares Acquired on    Value Realized         Exercisable /          Exercisable /
             Name              Exercise (#)             ($)              Unexercisable          Unexercisable

J. Douglas Wellington                0                  $0               518,750/0(1)                   $0/$0
-------------------------------------------------------------------------------------------------------------------

(1) Mr. Wellington exercised options for 150,000 shares of Prior Common Stock at $0.08 per share and 350,000 shares of Prior Common Stock at $0.0625 per share in September 2000, immediately prior to the purchase of substantially all of the Company's Prior Common Stock by the Control Group.

Compensation of Directors

The Company's non-employee directors were each paid a fee of $4,000 per month in 1999 as compensation for services as a director. Directors who are employed by the Company receive no such compensation. Every director is reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and other Company business.

Employment Contracts and Termination of Employment

The Company and Mr. Wellington executed an employment agreement dated as of December 31, 1999 (the "Employment Agreement") in connection with the execution of the Letter Agreement. The Employment Agreement has a term of thirteen months, and provides for compensation payable to Mr. Wellington of $135,417. The Employment Agreement also provides for a severance payment of $125,000 to be paid to Mr. Wellington from a reserve account set aside and controlled by Shamrock in the event (a) there is no intervening voluntary bankruptcy by the Company prior to January 31, 2001 without Shamrock's consent and the terms and conditions of the Employment Agreement and the Letter Agreement are satisfied,
(b) Mr. Wellington is terminated "without cause", (c) a "substantial breach" occurs or (d) Mr. Wellington resigns after a "change of control" (as such terms are defined in the Employment Agreement).

As a result of change in control resulting from the purchase by the Buyers of substantially all of the Common Stock, Mr. Wellington became entitled to the severance payment provided for in the Employment Agreement. On September 1, 2000,the Company, WOW, the Control Group and Mr. Wellington entered into a Severance and Consulting Agreement. Pursuant to such agreement, (a) Mr. Wellington will receive his severance payment on January 31, 2001, (b) the Company will pay Mr. Wellington his base salary under the Employment Agreement through September 30, 2000, at which time the Company will pay Mr. Wellington the remainder of his base salary under the Employment Agreement, and (c) on September 30, 2000, the Company will pay Mr. Wellington $1,500 for car and rent allowances through January 31, 2001. Additionally, the Company has engaged Mr. Wellington as a consultant through January 31, 2002 and has agreed to grant Mr. Wellington on June 30, 2002 warrants to purchase 50,000 shares of Common Stock at $1.00 per share, exercisable immediately after grant, for a period of six years.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of the Consent Date with respect to (i) each director, (ii) all individuals serving as the Company's CEO during 1999, and (iii) all directors and all such executive officers as a group. Unless otherwise noted, each holder has sole voting and investment power with respect to the shares of the listed securities. An asterisk (*) indicates beneficial ownership of less than 1%.

                                  COMMON STOCK

-------------------------------------------------------------------------------------------------------
   Name and Address of Beneficial      Amount and Nature of Beneficial               Percent of Class
               Owner                          Ownership (1)(2)
  David B. McLane                              344,161,540 (3)                            91.8%
  Bank One Tower
  Suite 4600
  Indianapolis, Indiana 46204
  Douglas E. May                                   600,000                                  *
  Bank One Tower
  Suite 4600
  Indianapolis, Indiana 46204
  Frank Fisbeck                                    360,000                                  *
  Bank One Tower
  Suite 4600
  Indianapolis, Indiana 46204
  J. Douglas Wellington                            500,000                                  *
  c/o American Gaming &
  Entertainment, Ltd.,
  51 Beech Road,
  Glen Rock, New Jersey, 07452

  Executive Officers and                       345,621,540                                92.2%
  Directors as a group (4 persons)
-------------------------------------------------------------------------------------------------------

(1) As used in this table, "beneficial ownership" of securities means the sole or shared power to vote, or to direct the voting of, such securities, and/or the sole or shared investment power with respect to such securities (i.e., the power to dispose of, or to direct the disposition of, such securities). In addition, for purposes of this table, a person is deemed to have "beneficial ownership" of any security which such person had the right to acquire within 60 days after the Consent Date.

(2)  Shares of Prior Common Stock.

(3) As a member of the Control Group, Mr. McLane along with Messrs. John F. Fisbeck and Fortune beneficially own 344,161,540 shares of Common Stock. Individually, each person has sole dispositive and voting power over the following shares of Common Stock: McLane, 114,045,513, John F. Fisbeck, 114,058,013 and Fortune, 116,058,014.

Distribution of Information Statement

The cost of distributing this Information Statement has been borne by the Company. The distribution will be made by mail.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David B. McLane
--------------------------
David B. McLane, President

Dated:   September 22, 2000

                                                                       Exhibit A
                                                                       ---------

                    RESTATED CERTIFICATE OF INCORPORATION OF
                             WOW ENTERTAINMENT, INC.
                             A DELAWARE CORPORATION

FIRST. The name of the Corporation is WOW Entertainment, Inc.

SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. (1) The total number of shares of capital stock which this corporation shall have the authority to issue is One Hundred Fifty One Million (151,000,000 consisting of (a) One Hundred Fifty Million (150,000,000) shares of common stock, each having a par value of one cent ($0.01), amounting in the aggregate to One Million Five Hundred Thousand Dollars ($1,500,000) ("Common Stock"), and
(b) One Million (1,000,000) shares of preferred stock, each having a par value of one cent ($0.01), amounting in the aggregate to Ten Thousand Dollars ($10,000 ("Preferred Stock").

(2) Effective at the close of business on the date that this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, and without further action on the part of the Corporation or the holders of its outstanding common stock, $0.01 par value per share ("Prior Common Stock"), each issued and outstanding share of Prior Common Stock shall automatically be reclassified as and changed into 0.1667 of a share of Common Stock. Effective at the close of business on such date, each certificate representing shares of Prior Common Stock shall be deemed to represent the same number of shares of Common Stock multiplied by 0.1667. As promptly as practicable thereafter, the Corporation, upon delivery and surrender of existing certificates representing shares of Prior Common Stock by the holders thereof, which certificates, if the Board of Directors so requests, shall be duly endorsed to the Corporation in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in a form satisfactory to the Corporation), shall issue and deliver or cause to be delivered to each such holder a certificate or certificates representing a whole number of shares of Common Stock equal to the number of shares of Prior Common Stock formerly represented by all existing certificates of such holder multiplied by 0.1667; provided, however, that in lieu of issuing any fractional shares of Common Stock resulting from such reclassification and change, the Company shall pay to each stockholder of record who otherwise would have been entitled to a fractional share of Common Stock cash (without interest) in an amount determined by multiplying the average of the daily closing bid price for the Prior Common Stock quoted on the OTC Bulletin Board for each of the 10 business days immediately preceding the effective date that this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware by the fraction represented by such fractional share of Common Stock (any fraction of a cent to be adjusted upward to the nearest whole cent).

(3) Except as otherwise expressly provided by statute or by this Certificate, and subject to the express terms and rights, if any, of any Preferred Stock authorized by the Board of Directors pursuant to the authority granted in this Article FOURTH, all voting rights shall be vested in the holders of the Common Stock, who shall be entitled to one vote per share on all matters submitted to a vote of holders of the Common Stock and shall be entitled to receive: (a) such dividends on the Common Stock as may be declared and paid by the Corporation out of assets legally available therefor; and (b) in the event of the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders.

(4) The Board of Directors is authorized, subject to limitations prescribed by statute and the provisions of this Article FOURTH, to provide for the issuance of Preferred Stock, from time to time, in one or more series of any number of shares, with a distinctive serial designation for each series, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Article FOURTH, as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors. Subject to said limitations, each series of Preferred Stock: (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock (d) may have such rights upon the dissolution of; or upon any distribution of the assets of; the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes of or any other series of the same or any other class or classes of stock of the Corporation or any other issuer, at such price or prices or at such rates of exchange, and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary, of any outstanding stock of the Corporation; and
(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereon; all as shall be stated in said resolution or resolutions providing for the issue of such series of Preferred Stock.

(5) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock of the same series and maybe reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any such series of Preferred Stock.

FIFTH. The Corporation shall have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation in any manner not inconsistent with the provisions of such By-Laws.

SEVENTH. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation;

EIGHTH. A director of the Corporation shall have no personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor or additional provision) of the General Corporation Law of the State of Delaware, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.